VOTING AGREEMENT

VOTING AGREEMENT, dated as of January 18, 2008 (this “Agreement”), by and among Dominion Holding Corp., a Delaware corporation (“Parent”), Dominion Merger Corporation, an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), BRC Properties Inc., Douglas Borror and David Borror (each a “Borror Shareholder” and together, the “Borror Shareholders”).

WHEREAS, Parent and Merger Sub will be entering into a Merger Agreement, dated as of the date hereof (as amended, supplemented or modified from time to time in accordance with its terms, the “Merger Agreement”) with Dominion Homes, Inc. (the “Company”), pursuant to which Merger Sub will merge with and into the Company with the Company as the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, each of the Borror Shareholders is the holder of shares of common stock, without par value (the “Company Common Shares”), of the Company;

WHEREAS, set forth opposite each Borror Shareholder’s name on Schedule 3.3(a) hereto is the number of Company Common Shares for which such Borror Shareholder possesses the power to vote on the matters covered by this Agreement (the Company Common Shares which such Borror Shareholder has the power to vote on the matters covered by this Agreement are referred to herein as the “Owned Company Common Shares”);

WHEREAS, immediately prior to the Closing of the Merger, BRC Properties Inc. will contribute its Company Common Shares to Parent in exchange for an equity interest in Parent; and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have requested that the Borror Shareholders agree, and each of the Borror Shareholders has agreed, to enter into this Agreement with respect to all of the Company Common Shares now owned and which may hereafter be acquired (whether by means of purchase, dividend, distribution or in any other way) by each such Borror Shareholder (collectively, the “Shares”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement as in effect on the date hereof.

ARTICLE II

AGREEMENT OF BORROR SHAREHOLDER TO VOTE

Section 2.1      Agreement to Vote. Each of the Borror Shareholders (severally and not jointly) hereby agrees that at any time that the Company conducts a meeting of, or otherwise seeks a vote or consent of, the holders of Company Common Shares for the purpose of approving and adopting the Merger and the actions required in furtherance thereof, such Borror Shareholder shall vote, or provide a consent with respect to his, her or its Shares (x) in favor of the Merger and the actions required in furtherance thereof and (y) against (A) any Acquisition Proposal other than the Merger contemplated by the Merger Agreement, (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, (C) any agreement or action by the Company that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or (D) any agreement or action by the Company that would reasonably be expected, individually or in the aggregate, to prevent, impede, interfere with or delay the transactions contemplated by the Merger Agreement or to dilute the benefits to Parent, Merger Sub and their affiliates of the transactions contemplated by the Merger Agreement, and (z)  in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement that is considered at any such meeting of shareholders.

Section 2.2        Grant of Proxy. In order to secure the performance of each Borror Shareholder’s obligations under this Agreement, by entering into this Agreement and solely with respect to the matters described in Section 2.1, such Borror Shareholder hereby irrevocably grants a proxy appointing such Persons as Parent designates as such Borror Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in his, her or its name, place and stead, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by and in accordance with Section 2.1, in such Person’s discretion, with respect to such Borror Shareholder’s Shares, in each case, until the termination of this Agreement in accordance with Section 6.1. Such Borror Shareholder hereby revokes any and all previous proxies granted with respect to his, her or its Shares. Each Borror Shareholder severally (and not jointly) hereby affirms that the irrevocable proxy set forth in this Section 2.2 is given in connection with the execution of the Merger Agreement and affirms, that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except that such irrevocable proxy shall be revoked automatically, without any notice or other action by any Person, upon the termination of this Agreement in accordance with Section 6.1. Each Borror

Shareholder severally (and not jointly) hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. THE PROXY AND POWER OF ATTORNEY SET FORTH IN THIS SECTION 2.2 IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Borror Shareholder shall execute and deliver to Parent any proxy cards that such Borror Shareholder receives to vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby.

Section 2.3        Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, in the case of any Borror Shareholder who is a director or officer of the Company, the agreements of such Borror Shareholder contained in this Agreement shall not govern, limit or restrict such Borror Shareholder’s ability to exercise his or her fiduciary duties to the shareholders of the Company under applicable laws in his or her capacity as a director or officer of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF EACH BORROR SHAREHOLDER

Each Borror Shareholder hereby represents and warrants, severally and not jointly, to Parent and Merger Sub as follows:

Section 3.1     Authority Relative to this Agreement. Such Borror Shareholder has all necessary capacity, power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Borror Shareholder and the consummation by such Borror Shareholder of the transactions contemplated hereby has been duly and validly authorized by such Borror Shareholder, and no other proceedings on the part of such Borror Shareholder are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by such Borror Shareholder and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of such Borror Shareholder, enforceable against such Borror Shareholder in accordance with its terms.

Section 3.2	No Conflict.

(a)          The execution and delivery of this Agreement by such Borror Shareholder does not, and the performance of this Agreement by such Borror Shareholder shall not, (i) conflict with or violate the organizational documents of such Borror Shareholder, if applicable, (ii) conflict with or violate any requirements of Law applicable to such Borror Shareholder or by which his, her or its Owned Company Common Shares are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of his, her or its Owned

Company Common Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Borror Shareholder is a party or by which such Borror Shareholder or his, her or its Owned Company Common Shares are bound or affected, except, in the case of clause (iii), for any such breaches, defaults or other occurrences which would not prevent or delay the performance by such Borror Shareholder of his, her or its obligations under this Agreement.

(b)         The execution and delivery of this Agreement by such Borror Shareholder does not, and the performance of this Agreement by such Borror Shareholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party, court or arbitrator or any Governmental Authority except (i) for applicable requirements, if any, of the Exchange Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Borror Shareholder of his, her or its obligations under this Agreement.

Section 3.3	Title to the Owned Company Common Shares.

(a)          As of the date hereof, such Borror Shareholder is the owner of the Owned Company Common Shares set forth opposite such Borror Shareholder’s name on Schedule 3.3(a) hereto. Except for the Company Common Share Equivalents (as hereafter defined) held by such Borror Shareholder, such Owned Company Common Shares are all of the Company Common Shares owned, either of record or beneficially, whether held directly or indirectly, by such Borror Shareholder.

(b)         All rights or interests exercisable for or convertible into Company Common Shares that are owned, either of record or beneficially, by such Borror Shareholder are set forth on Schedule 3.3(b) hereto (“Company Common Share Equivalents”).

(c)          The Owned Company Common Shares held by such Borror Shareholder are owned free and clear of all Liens, rights of first refusal, agreements or limitations on such Borror Shareholder’s voting rights, charges and other encumbrances of any nature whatsoever. Such Borror Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to his, her or its Owned Company Common Shares or Company Common Share Equivalents.

Section 3.4        No Finder’s Fee. Except for Raymond James & Associates Inc. and Houlihan Lokey, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Borror Shareholder.

Section 3.5     Reliance by Parent and Merger Sub. Such Borror Shareholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon such Borror Shareholder’s execution and delivery of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant, jointly and severally, to each Borror Shareholder as follows:

Section 4.1       Authority Relative to this Agreement. Parent and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by Parent and Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against it in accordance with its terms.

Section 4.2	No Conflict.

(a)          The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, (i) conflict with or violate the organizational documents of Parent or Merger Sub, (ii) conflict with, violate or require any consent or notice under any requirements of Law applicable to Parent or Merger Sub or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), except, in the case of clause (iii), for any such breaches, defaults or other occurrences which would not prevent or delay the performance by Parent or Merger Sub of its obligations under this Agreement.

(b)         The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Governmental Authority except (i) for applicable requirements, if any, of the Exchange Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Parent or Merger Sub of its obligations under this Agreement.

ARTICLE V

COVENANTS OF THE BORROR SHAREHOLDERS

Section 5.1	No Transfers, Encumbrances or Inconsistent Arrangements.

(a)          Except as provided hereunder or under the Rollover Commitment Letter, dated as of the date hereof, by and among Angelo Gordon & Co. L.P., SPCP Group, LLC and the Borror Shareholders, from the date hereof until this Agreement is terminated in accordance with Section 6.1, no Borror Shareholder shall, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to or permit any such transfer of, any or all of his, her or its Shares, or any interest therein, or create or permit to exist any Lien, rights of first refusal, agreements or limitations on any such Shares, (ii)  enter into any contract, agreement, arrangement or understanding with respect to any transfer of such Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Shares, (iv)  deposit or permit the deposit of such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of such Borror Shareholder’s obligations hereunder or the transactions contemplated hereby or would make any representation or warranty of such Borror Shareholder contained herein untrue or incorrect.

(b)         Any attempted transfer of Shares, or any interest therein, in violation of this Section 5.1 shall be null and void. In furtherance of this Agreement, each Borror Shareholder shall and hereby does authorize Parent and Merger Sub’s counsel to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of his, her or its Shares (and that this Agreement places limits on the voting and transfer of his, her or its Shares); provided, however, that any such stop transfer restriction shall terminate automatically, without any notice or other action by any Person, upon the termination of this Agreement in accordance with Section 6.1.

Section 5.2       Legends. If requested by Parent, each Borror Shareholder agrees to promptly provide Parent with the certificates representing all of his, her or its Shares in order for Parent to imprint the following legend on such certificates:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT DATED AS OF JANUARY 18, 2008, AS MAY BE AMENDED FROM TIME TO TIME. A COPY OF THE VOTING AGREEMENT MAY BE OBTAINED FROM DOMINION HOLDING CORP. WITHOUT CHARGE UPON THE WRITTEN REQUEST OF THE HOLDER HEREOF.

Section 5.3        No Exercise of Appraisal Rights. Each Borror Shareholder agrees not to exercise any appraisal rights or dissenter’s rights in respect of his, her or its Shares which may arise with respect to the Merger.

Section 5.4        No Public Statements. Each Borror Shareholder agrees that he, she or it shall not, and shall cause each of his, her or its affiliates and Representatives not to, issue any press releases or make any public statements with respect to this Agreement, the Merger Agreement or any of the transactions contemplated by the Merger Agreement without the prior written consent of Parent and Merger Sub.

Section 5.5       Commercially Reasonable Efforts. Each Borror Shareholder shall promptly consult with Parent and Merger Sub and use commercially reasonable efforts to provide any necessary information and material with respect to all filings made by such Borror Shareholder with any Governmental Authority in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby. Parent and Merger Sub acknowledge that such Borror Shareholder may be required to file an amendment to Schedule 13D or 13G in connection with this Agreement.

Section 5.6       No Solicitation. Each Borror Shareholder agrees until this Agreement is terminated in accordance with Section 6.1 and except as otherwise permitted by the Merger Agreement, to comply with the provisions of Section 4.04 of the Merger Agreement as if a party thereto.

ARTICLE VI

MISCELLANEOUS

Section 6.1        Termination. This Agreement shall terminate automatically and immediately upon the earlier to occur of (a) the Closing and (b) the termination of the Merger Agreement in accordance with its terms. Any such termination shall be without prejudice to liabilities arising hereunder before such termination.

Section 6.2       Non-Survival. The representations and warranties made herein shall terminate upon termination of this Agreement.

Section 6.3      Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement are not performed in accordance with the terms hereof, that money damages would not be sufficient for any breach of this Agreement and that the parties shall be entitled to specific performance of the terms hereof (without any requirement for the posting of a bond or other security), in addition to any other remedy at law or in equity.

Section 6.4       Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 6.5       Entire Agreement. This Agreement constitutes the entire agreement among Parent, Merger Sub and the Borror Shareholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among Parent, Merger Sub and the Borror Shareholders with respect to the subject matter hereof.

Section 6.6      No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person or entity who or which is not a party hereto, nor shall it confer upon any other Person any rights or remedies hereunder.

Section 6.7       Waiver. Any waiver shall be valid only if set forth in writing signed by the parties hereto. Mere inaction or failure to exercise any right, remedy or option under this Agreement, or delay in exercising the same, will not operate as, nor shall be construed as, a waiver, and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

Section 6.8       Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 6.9      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

Section 6.10     Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except to the extent that the provisions of the OGCL are mandatorily applicable with respect to the Merger.

Section 6.11    Jurisdiction. Each party to this Agreement hereby (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum; and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 6.12     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.13     Rules of Construction. The parties to this Agreement agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any requirements of Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 6.14    Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 6.15     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and which transfer shall not relieve such Borror Shareholder of his, her or its obligations hereunder in the event of a breach by its transferee).

Section 6.16     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

If to Parent or Merger Sub:

Angelo Gordon & Co. L.P.

245 Park Avenue

26th Floor

New York, NY 10167

Attention: Thomas M. Fuller

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Marilyn Sobel, Esq.

and:

Silver Point Capital, L.L.C.

Two Greenwich Plaza

1st Floor

Greenwich, CT 06830

Attention: Charles E. Tauber

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Marilyn Sobel, Esq.

if to the Borror Shareholders, to:

BRC Properties Inc.

c/o Dominion Homes, Inc.

4900 Tuttle Crossing Blvd.

P.O. Box 4900

Dublin, OH 43016

Attention: Douglas Borror

with a copy to:

Vorys, Sater, Symour and Pease

52 E. Gay St.

Columbus, OH 43215

Attn: Michael A. Cline

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto given in accordance with this Section 6.16. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 6.16.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereof.

DOMINION HOLDING CORP.

By:_____________________________

Name:
Title:

DOMINION MERGER CORPORATION

By:_____________________________

Name:
Title:

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THE BORROR SHAREHOLDERS:

BRC PROPERTIES INC.

By:_____________________________

Name:
Title:

_____________________________
Douglas Borror

_____________________________
David Borror

Siganture Page – Voting Agreement

Schedule 3.3(a)

Borror Shareholder	Owned Company Common Shares
BRC Properties Inc.	3,926,324
Douglas Borror	36,139
David Borror	3,096

Schedule 3.3(b)

Borror Shareholder	Company Common Shares Equivalents
None

Siganture Page – Voting Agreement